N E W S R E L E A S E
(For Immediate Release)

UNITEDHEALTH GROUP CONTINUES EFFORTS TO COMBAT COVID-19
REPORTS SECOND QUARTER PERFORMANCE

MINNETONKA, Minn. (July 15, 2020) – During the second quarter of 2020, UnitedHealth Group (NYSE: UNH) expanded its COVID-19 response efforts, proactively supporting patients, customers, care providers and communities, including investing in outreach programs and clinical innovations to address the urgent needs of underserved communities disproportionately impacted by the disease.

“Our 325,000 dedicated team members, including the 120,000 clinicians serving on the front lines of care, have tirelessly responded to COVID-19 with agility, innovation and compassion,” said David S. Wichmann, chief executive officer of UnitedHealth Group. “We moved swiftly to assist the people we serve and their care providers, including the provision of $3.5 billion in proactive voluntary customer assistance and accelerated care provider funding. We remain committed to taking further actions to address any future imbalances as a result of the pandemic.”

Second quarter 2020 net earnings and adjusted net earnings per share of $6.91 and $7.12 were substantially higher than anticipated due primarily to the unprecedented, temporary deferral of care in the Company’s risk-based businesses. The Company expects these results will be offset in the quarters ahead by the assistance measures already taken, the resumption of deferred care and future COVID-19 cost and economic impacts. As the pandemic advanced, access to and demand for care was most constrained from mid-March through April, began to recover in May and approached more typical levels by the end of the second quarter. The Company is maintaining its full year earnings per share outlook for 2020 of net earnings of $15.45 to $15.75 per share and adjusted net earnings of $16.25 to $16.55 per share.

Investments by the Company to support those affected by COVID-19 include extensive local market relief efforts, innovative health workforce safety initiatives, treatment and testing innovations and support for seniors and individuals experiencing homelessness and food insecurity. Building on years of investments in support of advancing health equity, the Company invested another $100 million in affordable housing to address homelessness and led numerous additional efforts to increase the availability of testing and treatment for COVID-19, including establishing more than 500 testing centers in underserved communities, deploying free COVID-19 mobile and local testing sites, health and safety kits, and education and outreach resources to underserved communities. The Company is also leading innovative clinical research to study the elevated risks and treatment options for COVID-19 associated with health conditions that disproportionately impact minority populations. A summary of the Company’s COVID-19 response to date is included as part of this release.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2020	2019	2020
Revenues	$62.1 billion	$60.6 billion	$64.4 billion
Earnings from Operations	$9.2 billion	$4.7 billion	$5.0 billion
Net Margin	10.7%	5.4%	5.2%

•UnitedHealth Group’s second quarter 2020 revenues increased $1.5 billion to $62.1 billion, reflecting growth at Optum and the UnitedHealthcare public-sector and senior businesses, partially offset by economic-related impacts at UnitedHealthcare commercial and global.

•Second quarter earnings from operations increased $4.5 billion to $9.2 billion, impacted primarily by the previously described deferred care in the risk-based businesses, with this care expected to be delivered in future periods.

•Cash flows from operations were $10.0 billion or 1.5 times net income in the second quarter and $12.9 billion or 1.3 times net income year to date.

•The second quarter medical care ratio was impacted by the temporary deferral of care due to the pandemic, declining to 70.2% from 83.1% last year. The Company expects the medical care ratio to rise in coming quarters as needed care is accessed. Favorable reserve development was $1.4 billion in the second quarter, nearly all related to the current year, and primarily due to higher than expected care deferrals in late March, further lowering the second quarter medical care ratio. Days claims payable were 50.4 days compared to 48.6 in the second quarter 2019 and 50.5 in the first quarter 2020.

•The operating cost ratio of 16.1% in the second quarter of 2020 increased from 13.9% in the same period last year, primarily due to the health insurance tax, COVID-19 response efforts and business mix.

•The Company returned $1.2 billion to shareholders in the second quarter via dividends, while the debt to total capital ratio was 40.9% at quarter end. Return on equity of 33.7% for the first half of 2020 reflects continued strong core operating performance and the temporary impact of care deferrals experienced during the second quarter 2020.

UnitedHealthcare provides global health care benefits, serving individuals and employers, and Medicare and Medicaid beneficiaries. UnitedHealthcare is dedicated to improving the value health care consumers receive by reducing the total cost of care, enhancing the quality of care received, improving health and wellness and simplifying the health care experience.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2020	2019	2020
Revenues	$49.1 billion	$48.6 billion	$51.1 billion
Earnings from Operations	$7.0 billion	$2.6 billion	$2.9 billion
Operating Margin	14.3%	5.4%	5.7%

•UnitedHealthcare second quarter revenues of $49.1 billion compare to $48.6 billion in the year ago quarter, as growth in serving public-sector and senior programs was partially offset by commercial enrollment declines. UnitedHealthcare public-sector and senior program revenue, including Medicare and Medicaid, grew by 7% year-over-year in the quarter and by nearly 600,000 additional people served year to date, while commercial revenue was impacted by economic-driven member attrition.

•Operating earnings of $7.0 billion compare to last year’s $2.6 billion, with comparatively higher growth and operating margins compared to prior periods driven by the temporary impact of deferred care, net of COVID-19 treatment costs and the initial impact of a decelerating economy. The Company expects future quarters will reflect the restoration of care patterns and the impact of its $1.5 billion in customer assistance actions against the backdrop of an uncertain economic recovery.

•Further UnitedHealthcare growth highlights include: Medicaid business wins in Kentucky and Indiana; continued growth in serving people in dual special needs plans; gains in serving individuals’ health benefits needs in the commercial marketplace; and launch of GetCovered, a national, multicarrier service offering consumers information, guidance, enrollment, support and affordable coverage across 200 independent individual health and local Medicaid plans supported by the Company’s HealthMarkets benefits representatives.

Optum is a health services business serving the global health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using market-leading information, data analytics, technology and clinical insights, Optum helps improve overall health system performance: optimizing care quality, reducing health care costs and improving the consumer experience.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2020	2019	2020
Revenues	$32.7 billion	$28.0 billion	$32.8 billion
Earnings from Operations	$2.2 billion	$2.1 billion	$2.1 billion
Operating Margin	6.8%	7.5%	6.4%

•Optum second quarter revenues and operating earnings of $32.7 billion and $2.2 billion respectively advanced from $28.0 billion and $2.1 billion a year ago, led by earnings growth at OptumHealth.

•OptumHealth served approximately 97 million people in the second quarter, compared to 95 million a year ago, while revenue per consumer served grew 25% year-over-year driven by continued growth in value-based care arrangements. The OptumHealth care delivery practices were impacted early in the quarter due to the pandemic. By June, care patterns had returned to near normal levels. Over the course of the quarter, the Company accelerated the growth of its employed and affiliated physicians at OptumCare.

•The OptumInsight revenue backlog rose to $19.4 billion at quarter end, an increase of nearly $1 billion year-over-year, driven by growth in technology and managed services across the business. Activity levels within OptumInsight’s volume-based services were negatively affected by care deferrals.

•At OptumRx, diversified growth in areas such as home infusion services, community-based behavioral health pharmacies, e-commerce and specialty pharmaceuticals partially offset the negative impact of reduced first fill prescription volumes, driven by COVID-19 related care deferral. As care delivery activity has been recovering over the course of the quarter, script volumes have begun to return to more normal levels.

•Further Optum growth highlights include: extending geographic presence and distinctive capabilities through strategic acquisitions in infusion services (Diplomat Pharmacy), post-acute care (NaviHealth) and digital behavioral health (AbleTo); launching the Boulder Community Health partnership; providing testing services in California, Indiana and Florida; and launching digital at home and rare disease pharmacy programs.

COVID-19 Response To Date
Coronavirus (COVID-19) is profoundly impacting the health of people around the world, as well as our global economies. The safety and health of the people we serve, our team members, their families, our stakeholders, broader communities and the reliability of our health care systems consume our resources and our focus.

Care of Our Team Members	Serving Society
● Within days, 90% of our nonclinical workforce was temporarily transitioned to a work at home status while maintaining all service levels.

● We increased compensation for our front-line clinical workforce in high incidence communities.

● Selected by HHS to assist in processing and distributing $100 billion CARES Act funding to care delivery providers.

● Joined forces with Microsoft to launch ProtectWell,TM an innovative return-to-workplace protocol that enables employers to bring employees back to the workplace.

● Developed and tested a new FDA approved self-administered COVID-19 swab protocol and led a study resulting in FDA approval for the use of alternative swab materials, providing more options for sample collection.

● Published a study with Yale School of Medicine that showed the use of ACE inhibitors was associated with an almost 40% lower risk of COVID-19 hospitalization for Medicare Advantage patients.

● Conducting a first of its kind 10,000-person virtual clinical trial with Yale Medical School to examine the potential role of ACE inhibitors in preventing severe consequences of COVID-19.

● Partnering with the Morehouse School of Medicine to study the effect of sickle cell trait, which is prevalent in 8-10% of Black Americans, on COVID-19.

● Partnered with Boston Scientific, Medtronic and the University of Minnesota to develop and deploy 3,000 "light ventilators" to address critical shortages.

● Donated $5 million to accelerate and expand Mayo Clinic's study of convalescent plasma treatments.

● Opened free access to our mental health mobile app and 24/7 emotional support phone lines.

● Provided more than $100 million in support to date to those affected by COVID-19, including community relief efforts, health workforce safety, seniors, and individuals experiencing homelessness and food insecurity.

● Scaled a mobile and local testing program to address health disparities and meet the unique needs of disadvantaged communities in Los Angeles, Philadelphia and Orleans Parish.

● Announced that we will not request, nor do we intend to retain, any government assistance.

Serving Customers, Members and Patients
● Provided $1.5 billion in direct customer and consumer support through premium credits, cost-sharing waivers and other efforts. Expect another $1 billion in rebates to be paid in future periods.

● Accelerated nearly $2 billion of payments to care providers to provide needed liquidity for the health system.

● Waived all cost sharing for COVID-19 diagnosis and treatment.

● Provided unlimited free telehealth services.

● Removed all COVID-19 prior authorizations.

● Provided early refills, extended authorizations and increased home delivery options of medication to ensure no shortages.

● Extended grace periods for employers and individuals to pay premiums.

● Deployed triage tools, including a symptom checker with next best action recommendations.

● Shifted more than 14,000 OptumCare physicians to telehealth for patient visits that would have otherwise been canceled.

● Deployed 700 Advance Practice Clinicians to expand telehealth services.

● Introduced a special enrollment period to allow commercial customers to add employees who previously declined health benefit coverage.

● Hired by California, Indiana and Jacksonville, Florida to expand COVID-19 testing, with an emphasis on serving underserved communities.

● Increased the number of behavioral health professionals using our proprietary online behavioral health platform by 45% to more than 10,000.

● Developed a cash discount option for members who have lost pharmacy benefit coverage.

● Facilitated infusion services to the home that were traditionally administered in hospital or clinic settings.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Relations page of the company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be available on the same site through July 29, 2020. The conference call replay can also be accessed by dialing 1-800-688-7339. This earnings release and the Form 8-K dated July 15, 2020, can also be accessed from the Investor Relations page of the company’s website.

Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements which are intended to take advantage of the “safe harbor” provisions of the federal securities law. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Actual results could differ materially from those that management expects, depending on the outcome of certain factors including: risks associated with public health crises, large-scale medical emergencies and pandemics, such as the COVID-19 pandemic; our ability to effectively estimate, price for and manage medical costs; new or changes in existing health care laws or regulations, or their enforcement or application; the DOJ’s legal action relating to the risk adjustment submission matter; our ability to maintain and achieve improvement in quality scores impacting revenue; reductions in revenue or delays to cash flows received under government programs; changes in Medicare, the CMS star ratings program or the application of risk adjustment data validation audits; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; cyberattacks, other privacy/data security incidents, or our failure to comply with related regulations; risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures; changes in or challenges to our public sector contract awards; our ability to contract on competitive terms with physicians, hospitals and other service providers; failure to achieve targeted operating cost productivity improvements; increases in costs and other liabilities associated with litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of strategic transactions; fluctuations in foreign currency exchange rates; downgrades in our credit ratings; our investment portfolio performance; impairment of our goodwill and intangible assets; and our ability to obtain sufficient funds from our regulated subsidiaries or from external financings to fund our obligations, maintain our debt to total capital ratio at targeted levels, maintain our quarterly dividend payment cycle, or continue repurchasing shares of our common stock. This above list is not exhaustive. We discuss these matters, and certain risks that may affect our business operations, financial condition and results of operations more fully in our filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.

# # #

Investors:	Brett Manderfeld	Media:	Matt Stearns
	Senior Vice President		Senior Vice President
	952-936-7216		202-276-0085

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended June 30, 2020

•Condensed Consolidated Statements of Operations
•Condensed Consolidated Balance Sheets
•Condensed Consolidated Statements of Cash Flows
•Supplemental Financial Information - Businesses
•Supplemental Financial Information - Business Metrics
•Reconciliation of Non-GAAP Financial Measure

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Premiums	$49,394	$47,164	$100,034	$94,677
Products	8,247	8,353	16,678	16,425
Services	4,156	4,496	9,141	8,814
Investment and other income	341	582	706	987
Total revenues	62,138	60,595	126,559	120,903
Operating costs
Medical costs	34,678	39,184	75,678	78,123
Operating costs	10,001	8,415	20,016	16,932
Cost of products sold	7,501	7,598	15,188	14,979
Depreciation and amortization	717	654	1,440	1,293
Total operating costs	52,897	55,851	112,322	111,327
Earnings from operations	9,241	4,744	14,237	9,576
Interest expense	(430)	(418)	(867)	(818)
Earnings before income taxes	8,811	4,326	13,370	8,758
Provision for income taxes	(2,115)	(941)	(3,209)	(1,816)
Net earnings	6,696	3,385	10,161	6,942
Earnings attributable to noncontrolling interests	(59)	(92)	(142)	(182)
Net earnings attributable to UnitedHealth Group common shareholders	$6,637	$3,293	$10,019	$6,760
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$6.91	$3.42	$10.43	$6.97
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	$7.12	$3.60	$10.84	$7.33
Diluted weighted-average common shares outstanding	960	964	961	970
(a)See page 6 for a reconciliation of the non-GAAP measure

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	June 30, 2020	December 31, 2019
Assets
Cash and short-term investments	$25,593	$14,245
Accounts receivable, net	12,546	11,822
Other current assets	20,779	16,567
Total current assets	58,918	42,634
Long-term investments	36,778	37,209
Other long-term assets	96,787	94,046
Total assets	$192,483	$173,889
Liabilities, redeemable noncontrolling interests and equity
Medical costs payable	$19,200	$21,690
Short-term borrowings and current maturities of long-term debt	6,156	3,870
Other current liabilities	44,527	36,222
Total current liabilities	69,883	61,782
Long-term debt, less current maturities	39,901	36,808
Other long-term liabilities	14,342	13,137
Redeemable noncontrolling interests	1,842	1,726
Equity	66,515	60,436
Total liabilities, redeemable noncontrolling interests and equity	$192,483	$173,889

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Operating Activities
Net earnings	$10,161	$6,942
Noncash items:
Depreciation and amortization	1,440	1,293
Deferred income taxes and other	238	68
Share-based compensation	388	398
Net changes in operating assets and liabilities	719	407
Cash flows from operating activities	12,946	9,108
Investing Activities
Sales and maturities of investments, net of purchases (purchases, net of sales and maturities)	573	(1,654)
Purchases of property, equipment and capitalized software	(920)	(977)
Cash paid for acquisitions, net	(3,952)	(4,751)
Other, net	(186)	504
Cash flows used for investing activities	(4,485)	(6,878)
Financing Activities
Common share repurchases	(1,691)	(4,501)
Dividends paid	(2,212)	(1,884)
Net change in short-term borrowings and long-term debt	5,215	5,674
Other, net	1,712	1,354
Cash flows from financing activities	3,024	643
Effect of exchange rate changes on cash and cash equivalents	(143)	6
Increase in cash and cash equivalents	11,342	2,879
Cash and cash equivalents, beginning of period	10,985	10,866
Cash and cash equivalents, end of period	$22,327	$13,745

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESSES
(in millions, except percentages)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
UnitedHealthcare	$49,107	$48,594	$100,175	$97,490
Optum	32,695	28,029	65,534	54,389
Eliminations	(19,664)	(16,028)	(39,150)	(30,976)
Total consolidated revenues	$62,138	$60,595	$126,559	$120,903
Earnings from Operations
UnitedHealthcare	$7,007	$2,642	$9,895	$5,596
Optum (a)	2,234	2,102	4,342	3,980
Total consolidated earnings from operations	$9,241	$4,744	$14,237	$9,576
Operating Margin
UnitedHealthcare	14.3%	5.4%	9.9%	5.7%
Optum	6.8%	7.5%	6.6%	7.3%
Consolidated operating margin	14.9%	7.8%	11.2%	7.9%

Revenues
UnitedHealthcare Employer & Individual	$12,963	$14,032	$27,243	$28,116
UnitedHealthcare Medicare & Retirement	22,855	20,855	46,007	41,951
UnitedHealthcare Community & State	11,523	11,186	22,976	22,368
UnitedHealthcare Global	1,766	2,521	3,949	5,055

OptumHealth	$9,139	$7,148	$18,331	$13,861
OptumInsight	2,632	2,339	5,126	4,528
OptumRx	21,371	18,923	42,928	36,740
Optum eliminations	(447)	(381)	(851)	(740)
(a)Earnings from operations for Optum for the three and six months ended June 30, 2020 included $841 and $1,553 for OptumHealth; $561 and $1,097 for OptumInsight; and $832 and $1,692 for OptumRx, respectively. Earnings from operations for Optum for the three and six months ended June 30, 2019 included $688 and $1,314 for OptumHealth; $525 and $957 for OptumInsight; and $889 and $1,709 for OptumRx, respectively.

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESS METRICS

UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	June 30, 2020	March 31, 2020	December 31, 2019	June 30, 2019
Commercial:
Risk-based	8,065	8,215	8,575	8,325
Fee-based	18,705	18,825	19,185	19,090
Total Commercial	26,770	27,040	27,760	27,415
Medicare Advantage	5,605	5,575	5,270	5,190
Medicaid	6,210	5,880	5,900	6,360
Medicare Supplement (Standardized)	4,450	4,440	4,500	4,495
Total Public and Senior	16,265	15,895	15,670	16,045
Total UnitedHealthcare - Domestic Medical	43,035	42,935	43,430	43,460
Global	5,365	5,605	5,720	6,070
Total UnitedHealthcare - Medical	48,400	48,540	49,150	49,530

Supplemental Data
Medicare Part D stand-alone	4,120	4,150	4,405	4,430

OPTUM PERFORMANCE METRICS

	June 30, 2020	March 31, 2020	December 31, 2019	June 30, 2019
OptumHealth Consumers Served (in millions)	97	96	96	95
OptumInsight Contract Backlog (in billions)	$19.4	$19.2	$19.3	$18.5
OptumRx Quarterly Adjusted Scripts (in millions)	316	339	333	343

Note: UnitedHealth Group served 139 million unique individuals across all businesses at June 30, 2020.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(in millions, except per share data)
(unaudited)

ADJUSTED NET EARNINGS PER SHARE(a)

	Three Months Ended June 30,		Six Months Ended June 30,		Projected Year Ended December 31,
	2020	2019	2020	2019	2020(b)
GAAP net earnings attributable to UnitedHealth Group common shareholders	$6,637	$3,293	$10,019	$6,760	$14,750 - $15,050
Intangible amortization	267	240	532	467	~1,025
Tax effect of intangible amortization	(65)	(60)	(130)	(116)	~(250)
Adjusted net earnings attributable to UnitedHealth Group common shareholders	$6,839	$3,473	$10,421	$7,111	$15,525 - $15,825

GAAP diluted earnings per share	$6.91	$3.42	$10.43	$6.97	$15.45 - $15.75
Intangible amortization per share	0.28	0.24	0.55	0.48	~1.05
Tax effect per share of intangible amortization	(0.07)	(0.06)	(0.14)	(0.12)	~(0.25)
Adjusted diluted earnings per share	$7.12	$3.60	$10.84	$7.33	$16.25 - $16.55

(a)Adjusted net earnings per share is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted net earnings per share excludes from the relevant GAAP metric, as applicable, intangible amortization and other items, if any, that do not relate to the Company's underlying business performance. Management believes that the use of adjusted net earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization. As amortization fluctuates based on the size and timing of the Company’s acquisition activity, management believes this exclusion provides a more useful comparison of the Company's underlying business performance and trends from period to period. While intangible assets contribute to the Company’s revenue generation, the intangible amortization is not directly related. Therefore, the related revenues are included in adjusted earnings per share.

(b)Maintained from March 31, 2020.